FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES

COMPLETES NEW CREDIT FACILITY

ABILENE, Kan. (January 24, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) announced today that the Company has closed on a new $105 million three-year revolving credit facility with Bank of America, N.A. and Wells Fargo Retail Finance, LLC.

The new facility is available to the Company for financing working capital assets, including the purchase of inventory and equipment during the ordinary course of business. The facility is also available to the Company for acquisitions and other general corporate purposes. This facility replaces the Company’s previous revolving credit facility of $70 million. During its fiscal year ending February 3, 2008, the Company has had maximum borrowings under its revolving credit facility of approximately $55 million. As of December 30, 2007, the Company had $15.1 million borrowed under its revolving credit facility.

In addition to the three-year revolving credit facility, on December 28, 2007 Duckwall-ALCO Stores completed a separate agreement with Banc of America Leasing & Capital, LLC to finance approximately $5.5 million of its fiscal year 2008 store furniture and fixture needs on a four-year note at a rate of approximately 6.4 percent. Proceeds from this financing were used to pay down borrowings on the Company’s revolving credit facility.

As the Company looks to open up to 25 new stores during fiscal year 2009, the new revolving credit facility or a similar mid-term fixed rate financing structure are possible sources to the Company for meeting such needs should they arise. In addition, as the Company reported in its January 10, 2008 December sales press release, it continues to generate free cash flow by managing balance sheet assets and expects to do so during fiscal 2009 as well.

All of these growth funding alternatives properly position the Company to execute its strategies in the current economic environment.

Commenting on the new credit facility, Duckwall-ALCO President and Chief Executive Officer, Bruce Dale said, “Given the current economic environment, we are pleased to have this tremendous flexibility and increased revolving credit facility in place, though we have no immediate need beyond our normal recurring usage. This new facility provides us with the proper level of capital for the future as we continue to execute our strategic plan.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 262 stores across 22 states, Duckwall-ALCO is proud to have continually provided excellent products at good value prices to its customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc., visit the Company’s website at www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission

For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com